Exhibit 99.1

Red Robin Gourmet Burgers Provides Fiscal 2010 Marketing and Development Update

Greenwood Village, Colo. — December 7, 2009 —Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today provided a marketing and development plan update for fiscal 2010.

The Company plans to include television media in support of its spring 2010 limited time offer (LTO) promotion beginning in mid-February.  Based on the results, as previously disclosed, of the three-week television campaign that supported the fall 2009 promotion, the Company plans to expand its television media to advertise its new spring 2010 LTO menu promotion using national cable television, together with local television in select markets.  Similar to the fall 2009 LTO promotion, the Company will be emphasizing a value message for the spring LTO promoting two new items at an attractive price point.  The television media support will run over four of the eight weeks of the product promotion.   The total cost to the Company of the first quarter television advertising campaign is expected to be approximately $6.7 million.  Additional marketing support for the spring 2010 LTO will include on-line digital media and in-restaurant promotional materials.

Based on the results of the spring 2010 LTO promotion, television advertising may be used to support the remainder of Red Robin’s LTO promotions in 2010, but no decision on subsequent campaigns has been made.  The Company and its franchisees will continue to contribute 0.25% of system-wide revenue to support a national digital media campaign in 2010.  Decisions to expand the national media fund contribution after the first quarter of 2010 have not been made.

As previously announced, the Company’s board of directors has approved the development of up to 15 new company-owned Red Robin® restaurants in 2010. Based on the current development schedule, between 11 and 13 new company-owned Red Robin® restaurants are expected to open in 2010.  The Company plans to fund new company-owned restaurant development with operating cash flow, while also using additional free cash flow to pay down debt. Franchisees are expected to open four to five units in 2010.

“The commitment to utilize television advertising for the spring 2010 LTO promotion reflects our confidence in the Red Robin® brand, our marketing strategy to support innovative new product news and our belief that we can cost effectively capture market share and improve traffic trends by raising guest awareness and delivering on our message of value, variety and quality. In addition, we believe our development plan for 2010 represents prudent new restaurant expansion at average investment costs that are lower than we have seen in several years,” said Dennis Mullen, Red Robin Gourmet Burgers, Inc. chairman and chief executive officer.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 430 Red Robin® restaurants located across the United States and Canada, including corporate-owned locations and those operating under franchise agreements.

Forward-Looking Statements:

Certain information and statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “assumptions,” “believes,” “commitment,” “continue,” “expects,” “plan,” “update,” “will” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the downturn in general economic conditions including severe volatility in financial markets and decreasing consumer confidence, resulting in changes in consumer preferences, or consumer discretionary spending; changes in availability of capital or credit facility borrowings to us and to our franchisees; the adequacy of cash flows generated by our business to fund operations and growth opportunities; our ability to achieve and manage our planned expansion, including both in new markets and existing markets; changes in the cost and availability of building materials and restaurant supplies; changes in labor and energy costs and changes in the ability of our vendors to meet our supply requirements; labor shortages, particularly in new markets; the ability of our franchisees to open and manage new restaurants; the effect of increased competition in the casual dining market and discounting by competitors; our franchisees’ adherence to our practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

Don Duffy/Raphael Gross of ICR

203-682-8200